SquareTwo Financial Reports Strong Fourth Quarter and Full Year 2011 Results

DENVER, February 24, 2012 - SquareTwo Financial Corporation, a leader in the $100 billion asset recovery and management industry, today reported consolidated financial results for the fourth quarter and full year ended December 31, 2011.

"While we have produced increasingly strong results for the last six quarters, we are particularly pleased with our record-breaking financial performance for the entire year of 2011,” said president and CEO, Paul A. Larkins. “Clearly our financial growth was fueled by great strides in advancing our operations and technology infrastructure, and providing the right tools to help drive our partners significant success."

For the year ended December 31, 2011:

•	Cash proceeds on purchased debt were $470.7 million, a 39.6% increase over the $337.1 million in 2010.

•
Investment in purchased debt was $267.7 million, to purchase $3.9 billion in face value of debt, compared to $171.8 million to purchase $4.3 billion in face value of debt in 2010. The total investment in purchased debt was a 55.8% increase from the prior year.

•	Revenue recognized on purchased debt, net was $227.1 million, an increase of $111.0 million from the $116.1 million recognized in 2010.

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Total purchased debt operating expenses were $172.7 million, a 52.6% increase over the $113.1 million in 2010. Total purchased debt operating expenses per dollar of total purchased debt collections in 2011 decreased 27 basis points from 2010.

•	EBITDA was $14.4 million for the year ended 2011, compared to negative $33.3 million in 2010.

•	Net loss was $41.1 million, compared to net loss of $73.5 million in the prior year.

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Adjusted EBITDA, defined as net income before interest, taxes, depreciation and amortization, valuation allowances and amortization of purchased debt, and certain adjustments, was $265.7 million, a 37.4% increase over the $193.4 million in 2010.

For the quarter ended December 31, 2011:

•	Cash proceeds on purchased debt were $121.7 million, a 36.6% increase over the $89.1 million in the same period of the prior year.

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Investment in purchased debt was $65.1 million, to purchase $0.9 billion in face value of debt, compared to $56.3 million, to purchase $1.1 billion in face value of debt in the same period of the prior year. The total investment in purchased debt was a 15.7% increase from the same period of the preceding year.

•	Revenue recognized on purchased debt, net was $55.7 million, an increase of $12.9 million from the $42.7 million in the same period of the prior year.

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Total purchased debt operating expenses were $45.3 million, a 51.0% increase over the $30.0 million in the same period of the prior year. Total purchased debt operating expenses per dollar of total purchased debt collections remained consistent with the same period of the prior year.

•	EBITDA was negative $1.9 million in the fourth quarter of 2011, compared to $2.3 million in the same period of the prior year.

•	Net loss was $16.2 million, compared to net loss of $10.9 million in the same period of the prior year.

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Adjusted EBITDA, defined as net income before interest, taxes, depreciation and amortization, valuation allowances and amortization of purchased debt, and certain adjustments, was $66.6 million, a 29.9% increase over the $51.3 million in the same period of the prior year.

The following table summarizes our results of operations for the full year and three months ended December 31, 2011:

	Three Months Ended	Year Ended
	December 31,	December 31,
	2011	2011
Total revenues	$56,206	$230,839
Total expenses	59,391	221,100
Operating income	(3,185)	9,739
Total other expense	12,303	48,055
Loss before income taxes	(15,488)	(38,316)
Income tax expense	(701)	(2,805)
Net loss	$(16,189)	$(41,121)

Supplemental Information to reconcile Net Loss to Adjusted EBITDA

	Three Months Ended	Year Ended
	December 31,	December 31,
Reconciliation of Net Loss to Adjusted EBITDA ($ in thousands)	2011	2011
Net loss	$(16,189)	$(41,121)
Interest expense	12,202	49,113
Interest income	(24)	(1,675)
Income tax expense	701	2,805
Depreciation and amortization	1,438	5,264
EBITDA	(1,872)	14,386
Adjustments related to purchased debt accounting
Proceeds recorded as reduction of carrying value(1)	62,576	223,619
Amortization of step-up of carrying value(2)	45	274
Change in valuation allowance(3)	5,633	25,764
Certain other or non-cash expenses
Stock option expense(4)	74	301
Other(5)	192	1,336
Adjusted EBITDA	$66,648	$265,680

(1)	Cash proceeds applied to the carrying value of purchased debt rather than recorded as revenue.

(2)	Non-cash amortization of a step-up in the carrying value of certain purchased debt assets related to purchase accounting adjustments resulting from the 2005 acquisition of us by CA Holding.

(3)	Represents changes in non-cash valuation allowances on purchased debt.

(4)	Represents the non-cash expense related to option grants of CA Holding's equity granted to our employees and franchisees.

(5)
Consistent with the covenant calculations within our revolving credit facility, other includes franchise note reserves, lease breakup costs, certain consulting fees, management fees paid to KRG Capital Management L.P., certain transaction expenses, executive recruitment, and severance expense.

The following table summarizes our Adjusted EBITDA for the full year and three months ended December 31, 2011:

	Three Months Ended	Year Ended
	December 31,	December 31,
	2011	2011
Non-legal collections	$79,144	$297,600
Legal collections	31,355	129,493
Other collections(1)	6,479	20,758
Sales & recourse	4,749	22,829
Contribution of other business activities(2)	3,223	13,011
Total inflows	124,950	483,691

Purchased debt expense	44,694	170,536
Contingent debt expense	529	2,624
Other direct operating expense	643	2,115
General and administrative expense	12,087	40,561
Other(3)	615	3,812
Total outflows	58,568	219,648
Adjustments(4)	266	1,637
Adjusted EBITDA	$66,648	$265,680

(1)	Other collections includes Canadian collections, medical collections, and court cost recoveries.

(2)	Includes royalties on purchased debt, revenues on contingent debt, and other revenue.

(3)	Represents certain other items consistent with our covenant calculation.

(4)
Consistent with the covenant calculations within our revolving credit facility, adjustments include the non-cash expense related to option grants of Parent’s equity granted to our employees and franchisees, franchise note reserves, lease breakup costs, certain consulting fees, management fees paid to KRG Capital Management L.P., certain transaction expenses, executive recruitment, and severance expense.

Additional Financial Information:

•	In the year ended December 31, 2011 the Company recorded non-cash purchased debt allowance charges of $25.8 million, compared to $66.5 million in the same period of the prior year.

•	In the fourth quarter of 2011, the Company recorded non-cash purchased debt allowance charges of $5.6 million, compared to $4.9 million in the same period of the prior year.

Conference Call

The Company will hold a conference call today at 8:30 AM Mountain time/ 10:30 AM Eastern time to discuss our fourth quarter and full year 2011 results. Please download our Year End 2011 Financial Results Presentation which is located under the “About Us” header within the “Investor Relations” section of our website, www.squaretwofinancial.com.

Members of the public are invited to listen to the event. To access the live telephone conference line, please dial 877-522-6079 for domestic access, and 706-643-9734 for international access. Please reference confirmation code #47150777 for the call.

For those who cannot listen to the live broadcast, a replay will be available shortly thereafter within the Investor Relations section of the Company's website.

Non-GAAP Financial Measures

Adjusted EBITDA, as presented in this report, is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the U.S. (“GAAP”). This is not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of our liquidity.
Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization (including amortization of the carrying value on our purchased debt), as adjusted by several items discussed more fully in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K as of December 31, 2011. Adjusted EBITDA generally represents cash proceeds on our owned charged-off receivables plus the contribution of our other business activities less operating expenses (other than non-cash expenses, such as depreciation and amortization) as adjusted. Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis.
We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance. We believe Adjusted EBITDA is representative of our cash flow generation that can be used to purchase charged-off receivables, pay down or service debt, pay income taxes, and for other uses. We believe that Adjusted EBITDA is frequently used by investors and other interested parties in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Our board of directors and management use Adjusted EBITDA to measure our performance, and our current management incentive compensation plans are based largely on Adjusted EBITDA. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.
The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented in this report may not comply with these rules. The reader is cautioned not to place undue reliance on Adjusted EBITDA and ERP.
The information in this subsection is a summary and should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and footnotes in our 10-K as of December 31, 2011.